EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS SECOND QUARTER LOSS

HOUSTON, July 16, 2002 - Continental Airlines (NYSE: CAL) today reported a second quarter net loss of $35 million ($0.55 diluted loss per share) excluding a previously announced fleet charge and write down of its government grant receivable, which compares favorably to the First Call estimate of $0.76 loss per share. Including those items, Continental reported a net loss of $139 million ($2.18 diluted loss per share). Although April and May were unprofitable, the company recorded a modest net income of $16 million for the month of June, excluding those items.

"Heavy fare discounting and a sluggish economy are bad enough, but when coupled with extraordinarily high security costs and the increasing airport 'hassle factor' we're in a no-win situation," said Gordon Bethune, chairman and chief executive officer. "While it's great to outperform all of our hub and spoke competitors, we still need to find a way to make money."

Second Quarter Revenue and Capacity Results

Second quarter passenger revenue was $2.1 billion, down 14.8 percent from the same period last year, due to traffic and capacity declines and widespread industry fare discounting. Continental achieved a record mainline jet load factor of 75.3 percent in the second quarter of 2002 on substantially reduced capacity. While the airline's second quarter mainline jet capacity was down 9.8 percent compared with the same period in the prior year, Continental achieved a 1.5 point premium to the industry average load factor by closely managing capacity and utilizing the right-size aircraft to meet market demand. Industry fare discounting drove Continental's consolidated breakeven load factor up to 76.9 percent, an increase of 5.7 points over the second quarter of last year.

Mainline jet revenue per available seat mile (RASM) remained weak, yet Continental continued to enjoy domestic length-of-haul adjusted yield and RASM premiums to the industry. Comparisons of passenger revenue, RASM and available seat miles (ASMs) by geographic region for the company's mainline jet operations are shown below:

Increase (Decrease) in Second Quarter 2002 vs. Second Quarter 2001

Passenger Revenue RASM ASMs

Domestic (19.6)% (9.0)% (11.7)%

Latin America (11.0)% (7.9)% (3.4)%

Transatlantic (8.3)% (2.9)% (5.6)%

Pacific (12.6)% 1.2% (13.6)%

Total Mainline Jet Operations (16.4)% (7.4)% (9.8)%

"Thanks to our strong operation, we continue to retain a revenue premium to the industry despite a weak fare environment," said Larry Kellner, president of Continental Airlines. "As would be expected, bookings look good in this heavily discounted fare environment, unfortunately we do not expect to see improvement in near-term yields."

Second Quarter Operational Performance

During the quarter, Continental continued to excel at the fundamentals of its business, with a record on-time arrival rate of 85.2 percent and a completion factor of 99.8 percent, completing 29 days without a single flight cancellation.

Continental Airlines and KLM Royal Dutch Airlines extended their cooperative marketing agreement and expanded codesharing on select flights operated by KLM to destinations in Europe, the Middle East and Africa that connect with Continental's recently-launched non-stop flights between Houston and Amsterdam.

In addition, the company operated its first transatlantic flight with newly-designed sleeper seats in the BusinessFirst cabin. Continental has installed new seats on eight Boeing 777s that serve transatlantic and transpacific routes, and expects to complete installation on the rest of its Boeing 777 fleet by the end of October.

Continental teamed with eBay to announce a new, co-branded site (continental.ebaytravel.com) that allows OnePass members to bid on sporting events, VIP performing arts experiences and Continental Airlines Vacations using frequent flier miles. In addition, the airline's award winning frequent flyer program, OnePass, was named the best Elite Level Program of any U.S. airline at InsideFlyer's Annual Freddie Awards Competition.

Second Quarter Financial Results

Despite reduced capacity and significantly increased security and insurance costs, Continental's mainline jet cost per available seat mile (CASM) declined 3.1 percent (0.7 percent lower holding fuel rate constant) in the second quarter over the same period last year.

As previously reported, the company recorded a fleet charge of $96 million ($152 million before taxes) in the second quarter, primarily in connection with the impairment and accrual of lease exit costs of its MD-80 and turboprop aircraft. In addition, the company recorded a charge of $8 million ($12 million before taxes) to write down its receivable from the U.S. government related to the finalization of its grant application under the Air Transportation Safety and System Stabilization Act.

Continental ended the quarter with approximately $1.3 billion in cash and short-term investments.

During the second quarter, Continental received net proceeds of $447 million from ExpressJet's initial public offering. This sale of shares was accounted for as a capital transaction, resulting in a $291 million increase in additional paid-in capital and a $175 million increase in tax liabilities. The company contributed $150 million of the proceeds to its pension plan. Following the initial public offering, Continental owns 53 percent of ExpressJet.

"We're pleased with our overall cost performance for the quarter," said Jeff Misner, Continental's senior vice president and chief financial officer. "However, we need to more aggressively review every aspect of our operation to ensure our cost structure reflects what our customers are willing to pay for."

During the second quarter, the Company took delivery of one Boeing 777-200, one Boeing 737-900 and four Boeing 767-400 extended range aircraft, the last aircraft deliveries scheduled for 2002. ExpressJet took delivery of 13 Embraer aircraft during the quarter.

Corporate Background

Continental Airlines is the fifth largest airline in the U.S., offering more than 2,100 departures daily to 122 domestic and 90 international destinations. Operating hubs in New York, Houston, Cleveland and Guam, Continental serves more international cities than any other U.S. carrier, including extensive service throughout the Americas, Europe and Asia. For more information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community at 9:30 a.m. CDT/10:30 a.m. EDT. To listen to a live broadcast of this briefing via the World Wide Web, go to continental.com/corporate.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in the Company's 2001 10-K and its other securities filings, which identify important matters such as the Company's high leverage and significant financing needs, terrorist attacks, the Company's historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)

	Three Months Ended June 30, 2002	Three Months Ended June 30, 2001	% Increase/ (Decrease)

Operating Revenue:
Passenger	$2,062	$2,420	(14.8)%
Cargo, mail and other	130	136	(4.4)%
	2,192	2,556	(14.2)%

Operating Expenses:
Wages, salaries and related costs	746	800	(6.8)%
Aircraft fuel	254	349	(27.2)%
Aircraft rentals	231	223	3.6%
Landing fees and other rentals	160	153	4.6%
Maintenance, materials and repairs	119	162	(26.5)%
Depreciation and amortization	112	111	0.9%
Reservations and sales	101	124	(18.5)%
Passenger servicing	73	96	(24.0)%
Commissions	57	106	(46.2)%
Fleet disposition/impairment losses (a)	152	-	NM
Stabilization Act grant adjustment (b)	12	-	NM
Other	290	295	(1.7)%
	2,307	2,419	(4.6)%

Operating Income (Loss)	(115)	137	NM

Nonoperating Income (Expense):
Interest expense	(91)	(72)	26.4%
Interest income	6	13	(53.8)%
Interest capitalized	9	15	(40.0)%
Other, net	(3)	(13)	(76.9)%
	(79)	(57)	38.6%

Income (Loss) before Income Taxes and Minority Interest	(194)	80	NM
Income Tax Benefit (Provision)	65	(36)	NM
Minority Interest	(8)	-	NM
Distributions on Preferred Securities of Trust, net of tax	(2)	(2)	-
Net Income (Loss)	$ (139)	$ 42	NM

Basic Earnings (Loss) per Share	$(2.18)	$ 0.77	NM

Diluted Earnings (Loss) per Share	$(2.18)	$ 0.74	NM

Shares Used for Computation:
Basic	63.8	54.2	17.7%
Diluted	63.8	59.2	7.8%

  The Company recorded fleet disposition/impairment losses of $152 million during the second quarter of 2002 primarily related to the impairment and accrual of lease exit costs of its MD-80 and turboprop fleet.

  The Company recorded a $12 million charge to write down its receivable from the U.S. government related to the finalization of its grant application under the Air Transportation Safety and System Stabilization Act.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)
	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001	% Increase/ (Decrease)

Operating Revenue:
Passenger	$3,934	$4,726	(16.8)%
Cargo, mail and other	252	282	(10.6)%
	4,186	5,008	(16.4)%

Operating Expenses:
Wages, salaries and related costs	1,478	1,558	(5.1)%
Aircraft fuel	462	694	(33.4)%
Aircraft rentals	459	437	5.0%
Landing fees and other rentals	321	294	9.2%
Maintenance, materials and repairs	232	322	(28.0)%
Depreciation and amortization	225	216	4.2%
Reservations and sales	203	252	(19.4)%
Passenger servicing	150	187	(19.8)%
Commissions	128	220	(41.8)%
Fleet disposition/impairment losses (a)	235	-	NM
Stabilization Act grant adjustment (b)	12	-	NM
Other	582	615	(5.4)%
	4,487	4,795	(6.4)%

Operating Income (Loss)	(301)	213	NM

Nonoperating Income (Expense):
Interest expense	(173)	(144)	20.1%
Interest income	11	28	(60.7)%
Interest capitalized	20	30	(33.3)%
Other, net	(4)	(28)	(85.7)%
	(146)	(114)	28.1%

Income (Loss) before Income Taxes and Minority Interest	(447)	99	NM
Income Tax Benefit (Provision)	155	(44)	NM
Minority Interest	(8)	-	NM
Distributions on Preferred Securities of Trust, net	(5)	(4)	25.0%
Net Income (Loss)	$ (305)	$ 51	NM

Basic Earnings (Loss) per Share	$(4.79)	$ 0.93	NM

Diluted Earnings (Loss) per Share	$(4.79)	$ 0.91	NM

Shares used for Computation:
Basic	63.7	54.6	16.7%
Diluted	63.7	59.9	6.3%

  The Company recorded fleet disposition/impairment losses of $83 million during the first quarter of 2002 for the permanent grounding of its DC10-30 fleet and $152 million during the second quarter of 2002 primarily related to the impairment and accrual of lease exit costs of its MD-80 and turboprop fleet.

  The Company recorded a $12 million charge to write down its receivable from the U.S. government related to the finalization of its grant application under the Air Transportation Safety and System Stabilization Act.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS (mainline jet operations only, except as otherwise noted)

	Three Months Ended June 30,		% Increase/
	2002	2001	(Decrease)

Revenue passengers (thousands)	10,727	12,256	(12.5)%
Revenue passenger miles (millions)	15,486	17,053	(9.2)%
Available seat miles (millions)	20,573	22,813	(9.8)%
Cargo ton miles (millions)	224	245	(8.6)%
Passenger load factor:
Mainline jet	75.3%	74.8%	0.5 pts.
Domestic	75.8%	75.0%	0.8 pts.
International	74.5%	74.4%	0.1 pts.
Consolidated (a)	74.6%	74.3%	0.3 pts.
Consolidated breakeven passenger load factor (a)(b)(c)	76.9%	71.2%	5.7 pts.
Passenger revenue per available seat mile (cents)	8.82	9.52	(7.4)%
Total revenue per available seat mile (cents)	9.68	10.28	(5.8)%
Cost per available seat mile (b) (cents)	9.12	9.41	(3.1)%
Cost per available seat mile, holding fuel rate constant (b) (cents)	9.34	9.41	(0.7)%
Average yield per revenue passenger mile (cents)	11.71	12.73	(8.0)%
Average price per gallon of fuel, excluding fuel taxes (cents)	68.27	81.49	(16.2)%
Average price per gallon of fuel, including fuel taxes (cents)	72.34	85.71	(15.6)%
Fuel gallons consumed (millions)	332	389	(14.7)%
Actual aircraft in fleet at end of period	374	377	(0.8)%
Average stage length	1,230	1,193	3.1%

  Includes aircraft operated by ExpressJet.

  2002 excludes fleet disposition/impairment losses of $152 million and a $12 million charge to write down the company's receivable from the U.S. government related to the finalization of the company's grant application under the Air Transportation Safety and System Stabilization Act.

  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis, excluding nonrecurring charges and other special items.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS (mainline jet operations only, except as otherwise noted)
	Six Months Ended June 30,		% Increase/
	2002	2001	(Decrease)

Revenue passengers (thousands)	20,784	23,476	(11.5)%
Revenue passenger miles (millions)	29,518	32,167	(8.2)%
Available seat miles (millions)	39,525	44,271	(10.7)%
Cargo ton miles (millions)	432	498	(13.3)%
Passenger load factor:
Mainline jet	74.7%	72.7%	2.0 pts.
Domestic	74.1%	72.4%	1.7 pts.
International	75.5%	73.1%	2.4 pts.
Consolidated (a)	73.8%	72.0%	1.8 pts.
Consolidated breakeven passenger load factor (a)(b)(c)	79.7%	70.3%	9.4 pts.
Passenger revenue per available seat mile (cents)	8.79	9.63	(8.7)%
Total revenue per available seat mile (cents)	9.66	10.44	(7.5)%
Cost per available seat mile (b) (cents)	9.38	9.65	(2.8)%
Cost per available seat mile, holding fuel rate constant (b) (cents)	9.69	9.65	0.4%
Average yield per revenue passenger mile (cents)	11.77	13.26	(11.2)%
Average price per gallon of fuel, excluding fuel taxes (cents)	64.37	83.61	(23.0)%
Average price per gallon of fuel, including fuel taxes (cents)	68.51	88.09	(22.2)%
Fuel gallons consumed (millions)	640	757	(15.5)%
Actual aircraft in fleet at end of period	374	377	(0.8)%
Average stage length	1,203	1,179	2.0%

  Includes aircraft operated by ExpressJet.

  2002 excludes fleet disposition/impairment losses of $235 million and a $12 million charge to write down the company's receivable from the U.S. government related to the finalization of the company's grant application under the Air Transportation Safety and System Stabilization Act.

  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis, excluding nonrecurring charges and other special items.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited) (In millions)
	June 30,	December 31,
	2002	2001
ASSETS:
Current Assets:
Cash and cash equivalents	$ 1,177	$1,132
Short-term investments	134	-
Accounts receivable, net	512	404
Spare parts and supplies, net	273	272
Other	355	336
Total current assets	2,451	2,144

Total Property and Equipment	7,059	6,153

Routes and airport operating rights, net	1,019	1,033

Other Assets, net	490	461

Total Assets	$11,019	$9,791

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Current maturities of long-term debt and capital leases	$ 429	$ 355
Accounts payable	931	1,008
Air traffic liability	1,229	1,014
Accrued other liabilities	652	569
Total current liabilities	3,241	2,946

Long-Term Debt and Capital Leases	5,093	4,198

Other Long-Term Liabilities	1,292	1,243

Minority Interest	(13)	-

Continental-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Convertible Subordinated Debentures	243	243

Redeemable Preferred Stock	5	-

Stockholders' Equity:
Class B common stock	1	1
Additional paid-in capital	1,376	1,069
Retained earnings	1,056	1,361
Accumulated other comprehensive income (loss)	(135)	(130)
Treasury stock	(1,140)	(1,140)
Total stockholders' equity	1,158	1,161
Total Liabilities and Stockholders' Equity	$11,019	$9,791

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